As filed with the Securities and Exchange Commission on August 3, 2007.

Registration No. 333-130829

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPIRIT FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	14631 N. Scottsdale Road, Suite 200 Scottsdale, Arizona 85254 (480) 606-0820	20-0175773
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Christopher H. Volk
President and Chief Executive Officer
Spirit Finance Corporation
14631 N. Scottsdale Road
Scottsdale, Arizona 85254
(480) 606-0820
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Paul E. Belitz, Esq.
Kutak Rock LLP
1801 California St., Suite 3100
Denver, Colorado 80202
(303) 297-2400

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement on Form S-3 (Registration No. 333-130829) (the “Registration Statement”), Spirit Finance Corporation (the “Company”) registered the offering of its common stock, preferred stock, debt securities and warrants (the “Securities’). The Registration Statement was filed with the Securities and Exchange Commission on January 3, 2006 and became effective upon filing.

Pursuant to a prospectus supplement to the Registration Statement dated January 27, 2006, the Company issued 12,000,000 shares of common stock in an underwritten offering.  Pursuant to a prospectus supplement to the Registration Statement dated June 23, 2006, the Company issued 15,000,000 shares of common stock in an underwritten offering.  Lastly, pursuant to a prospectus supplement to the Registration Statement dated December 8, 2006, the Company issued 8,425,000 shares of common stock in an underwritten offering.

Reference is made to the Merger Agreement, dated as of March 12, 2007 (the “Merger Agreement”), by and among Redford Holdco, LLC, a Delaware limited liability company (“Redford”), Redford Merger Co., a Maryland corporation (the “Merger Sub”), and the Company in connection with the merger of the Company with and into the Merger Sub (the “Merger”).  All shares of the Company’s common stock outstanding at the Effective Time (as defined below) will be converted into the right to receive $14.50 per share in cash.

On July 2, 2007, the Company held its annual meeting of stockholders at which the Company’s stockholders approved the adoption of the Merger Agreement. The Merger became effective upon the filing of Articles of Merger with the Commonwealth of Maryland on August 1, 2007 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of securities pursuant to its existing registration statements as of the Effective Time, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration the Securities registered under the Registration Statement that remain unsold prior to the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 3, 2007.

SPIRIT FINANCE CORPORATION

By:	/s/ Christopher H. Volk
Christopher H. Volk
President and Chief Executive Officer